EXHIBIT 10(o)

AMENDMENT
TO
CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT

This is an amendment to the Change in Control Severance Protection Agreement made by and between Campbell Soup Company (the "Company") and [ ] (the "Executive") (the "Agreement").

WHEREAS, the Company previously entered into the Agreement with the Executive as of [ ]; and

WHEREAS, the Company desires to amend Section 3.1(a) and Schedule A to the Agreement to reflect the new total compensation structure approved for fiscal 2016.

NOW, THEREFORE, the Agreement is amended as set forth herein:

1.	Effective July 1, 2016, the last two sentences of Section 3.1(a) are amended to read as follows:

“The term “Bonus Amount” shall mean the greater of the (x) Executive's target bonus under the Campbell Soup Company Annual Incentive Plan for the fiscal year in which the Termination Date occurs or (y) average of the annual bonuses paid or payable to the Executive during the two full fiscal years immediately prior to the Termination Date. If the Executive’s target bonus is expressed as a range, to determine the Bonus Amount in (x) above, the Executive’s target bonus shall mean the average of the low and high incentive targets of the range for each level. Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.”

2.	Effective July 1, 2016, Schedule A of the Agreement is amended to read, in its entirety, as follows:

Schedule A to Severance Protection Agreement

(a) The Executive’s Severance Amount provided for in Section 3.1(b)(ii) shall equal the severance pay multiple set forth below next to the Executive’s salary level at the Termination Date multiplied by the sum of: (A) the greater of (1) the Executive’s annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control or (2) the Executive’s annual base salary in effect at any time following the Change in Control, and (B) the Bonus Amount.

Salary Level at Termination Date	Severance Pay Multiple
B	2.0
A	2.5

(b) The Benefits Continuation Period provided for in Section 3.1(b)(iii) shall be determined using the number of months set forth below next to the Executive’s salary level at the Termination Date.

Salary Level at Termination Date	Benefits Continuation Period
B	24 months
A	30 months
(c) The additional service credit provided for in Section 3.1(b)(iv)(w) shall be equal to the number of months set forth below next to the Executive’s salary level at the Termination Date.

Salary Level at Termination Date	Additional Service Credit
B	24 months
A	30 months

(d) Notwithstanding the foregoing and any provision of the Agreement to the contrary, if the Severance Amounts as set forth above are less than Severance Amounts an individual would have received prior to these effective July 1, 2016 changes, the prior Severance Amounts based on the prior compensation structure shall apply.

IN WITNESS WHEREOF, this instrument has been executed on ______________, 2016.

Campbell Soup Company

By:
Corporate Secretary

By:
Executive